Exhibit 99.1

LivaNova PLC Announces CEO Transition:

Damien McDonald to Succeed André-Michel Ballester

London, November 2, 2016 – LivaNova PLC (NASDAQ:LIVN; LSE: LIVN) (“LivaNova” or the “Company”), a market-leading medical technology and innovation company, today named Damien McDonald as the company’s new Chief Executive Officer (CEO) and board member, effective January 1, 2017. McDonald currently serves as LivaNova’s Chief Operating Officer, and will succeed André-Michel Ballester, who will resign effective December 31, 2016.

Ballester served as CEO of Sorin S.p.A. (“Sorin”) from 2007 to 2015, prior to the October 2015 merger of Sorin and Cyberonics, Inc. (“Cyberonics”) to create LivaNova.

“On behalf of the LivaNova Board of Directors, I would like to thank André-Michel for his highly successful 12-year career with LivaNova and Sorin. André-Michel integrated two remarkable companies into one, creating a stronger and well-positioned medical-device company with significant opportunities for growth,” said Dan Moore, Chairman of the Board. “Damien’s background and credentials are ideally suited to assume leadership of LivaNova. The Board is highly confident in his ability and readiness to further develop and deliver on LivaNova’s mission to continue to improve health worldwide.”

McDonald was recently appointed COO, joining LivaNova from Danaher Corporation where he was Group Executive and Corporate Vice President leading a $1.5-billion group of dental consumables companies. Earlier in his tenure he was Group President of Kerr where he and his team focused on building a strong research and development pipeline while improving operational performance utilizing the Danaher Business System. Additionally, he previously led Zimmer’s spine division where he demonstrated his leadership skills, attracting a strong executive team that created a growth trajectory for the business unit. Earlier in his career, he worked with J&J’s Medical Device Franchises, including Ethicon, where he led marketing of the $2.5-billion medical device unit.

“I am honored to succeed André-Michel, and I want to thank him for his service and substantial contributions,” said McDonald. “LivaNova is united in its passion, focus and commitment in serving our customers and patients around the world. I wish to thank the Board for their vote of confidence in me leading this great company and express my firm commitment to grow the business through advancing medical technology and transforming lives.”

About LivaNova

LivaNova PLC is a global medical technology company formed by the merger of Sorin S.p.A, a leader in the treatment of cardiovascular diseases, and Cyberonics Inc., a medical device company with core expertise in neuromodulation. LivaNova transforms medical innovation into meaningful solutions for the benefit of approximately 4,600 employees worldwide and is headquartered in London, U.K.

For more information, please visit www.livanova.com, or contact:

Investor Relations and Media

Karen King

Vice President, Investor Relations & Corporate Communications

Phone: +1 (281) 228-7262

Fax: +1 (281) 218-9332

e-mail: corporate.communications@livanova.com